Exhibit 99.CODEETH

VALUE LINE FUNDS

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND

PRINCIPAL FINANCIAL OFFICERS

Covered Officers/Purpose of the Code

This Code of ethics (this “Code”) of the Value Line Funds (the “Funds”) applies to the Funds’ Principal Executive Officer (“President”) and Principal Financial Officer and Treasurer (“Treasurer”) (the “Covered Officers” each of whom are set forth in Exhibit A) for the purpose of promoting:

I.	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
II.	full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Funds;

III.  compliance with applicable laws and governmental rules and regulations;

IV.  the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

V.	accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

Overview. A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his service to, the Funds. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position in the Funds.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Funds and already are subject to conflict of interest provisions in the Investment Company Act and, in the case of a Covered Officer employed by the Funds’ investment adviser, the Investment Advisers Act. For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Funds because of their status as “affiliated persons” of the Funds. Each Covered Officer is an employee of the investment adviser or a service provider (“Service Provider”) to the Funds. The Funds', the investment adviser's and the Service Provider’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Funds and the investment adviser and the Service Provider of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Funds, for the investment adviser or for the Service Provider), be involved in establishing policies and implementing decisions which will have different effects on the investment adviser, the Service Provider and the Funds. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Funds and the investment adviser and the Service Provider and is consistent with the performance by the Covered Officers of their duties as officers of the Funds. Thus, if such participation is performed in conformity with the provisions of the Investment Company Act and/or the Investment Advisers Act, as applicable to the Covered Officer, such activity will be deemed to have been handled ethically. In addition, it is recognized by the Board of Directors (the “Board”) that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other Codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Funds.

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Each Covered Officer must:

VI.	not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Funds whereby the Covered Officer would benefit personally to the detriment of the Funds;

VII.	not cause the Funds to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than for the benefit of the Funds; and

VIII.	not use material non-public knowledge of portfolio transactions made or contemplated for the Funds to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

There are some conflict of interest situations that may warrant discussion with the Board’s Audit Committee if material in order to ensure adherence to the Code. Examples of these include:1

IX.	service as a director on the board of any public or private company;

X.	the receipt of any non-nominal gifts;

XI.	the receipt of any entertainment from any company with which the Funds has current or prospective business dealings unless such entertainment is business- related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

[1]	Any activity or relationship that would present a conflict for a Covered Officer would likely also present a conflict for the Covered Officer if a member of the Covered Officer’s family engages in such an activity or has such a relationship.

XII.	any ownership interest in, or any consulting or employment relationship with, any Service Providers, other than the Funds’ investment adviser, principal underwriter, administrator or any affiliated person thereof;
XIII.	a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Funds for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

Disclosure & Compliance

XIV.	Each Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to the Funds;
XV.	each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Funds to others, whether within or outside the Funds, including to the Funds’ directors and auditors, and to governmental regulators and self-regulatory organizations;
XVI.	each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Funds and the Funds’ investment adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds files with, or submits to, the SEC and in other public communications made by the Funds; and
XVII.	it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

Reporting and Accountability

Each Covered Officer must:

XVIII.	upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he or she has received, read, and understands the Code;

XIX.	annually thereafter affirm to the Board that he or she has complied with the requirements of the Code;

XX.	not retaliate against any employee or Covered Officer or their affiliated persons for reports of potential violations that are made in good faith;

XXI.	notify a member of the Board’s Audit Committee promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code; and
XXII.	report at least annually any change in his or her affiliations from the prior year.

The Board’s Audit Committee is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any  particular situation. However, waivers2 sought by the President will be considered by the Board’s Audit Committee.

The Funds will follow these procedures in investigating and enforcing this Code:

XXIII.	the Board’s Audit Committee will take all appropriate action to investigate any potential violations reported to it;

XXIV.	if, after such investigation, the Board’s Audit Committee believes that no violation has occurred, the Board’s Audit Committee is not required to take any further action;

XXV.	any matter that the Board’s Audit Committee believes is a violation will be reported to the Board;

XXVI.	if the Board concurs that a violation has occurred, it will inform and make a recommendation, which will be considered appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Service Provider or the investment adviser or its board; or a recommendation to dismiss the Covered Officer;and

XXVII.	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V. Other Policies and Procedures

             This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Funds’ investment adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Funds and the Funds’ investment adviser’s, principal underwriter’s and service providers’ codes of ethics under Rule 17j-1 under the Investment Company Act and the investment adviser’s more detailed policies and procedures are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI. Amendments

             Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of the independent directors.

VII. Confidentiality

             All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the appropriate Board and its counsel, the investment adviser and the respective Service Providers.

VIII. Internal Use

             The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of the Funds, as to any fact, circumstance, or legal conclusion.

2       Item 2 of Form N-CSR defines “waiver” as “the approval by the registrant of a material departure from a provision of the code of ethics” and “implicit waiver,” which must also be disclosed, as “the registrant’s failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer” of the registrant.

Exhibit A

Persons Covered by this Code of Ethics

Principal Executive Officer and President – Mitchell Appel

Principal Financial Officer and Treasurer – Jim Gallo

VALUE LINE FUNDS

CERTIFICATION

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE OFFICER

I,    Mitchell Appel   , Principal Executive Officer of the Value Line Funds, hereby certify that I have received and read the Code of Ethics for Principal Executive and Principal Financial Officers (“Code”) of the Value Line Funds. I further certify that I understand and will comply with the requirements of the Code.

/s/ Mitchell Appel
NAME: Mitchell Appel
DATE: June 14, 2022

VALUE LINE FUNDS

CERTIFICATION

CODE OF ETHICS FOR

PRINCIPAL FINANCIAL OFFICER AND TREASURER

I,    Jim Gallo    , Principal Financial Officer and Treasurer of the Value Line Funds, hereby certify that I have received and read the Code of Ethics for Principal Executive and Principal Financial Officers (“Code”) of the Value Line Funds. I further certify that I understand and will comply with the requirements of the Code.

/s/ Jim Gallo
NAME: Jim Gallo
DATE: June 14, 2022